EXHIBIT 99.1

KemPharm Reports Second Quarter 2019 Results

Celebration, FL – August 13, 2019 – KemPharm, Inc. (Nasdaq: KMPH), a specialty pharmaceutical company engaged in the discovery and development of proprietary prodrugs, today reported its corporate and financial results for the quarter ended June 30, 2019.

“Our highest priority at KemPharm has been securing a licensing agreement that maximizes the value of KP415 and KP484. This licensing process has taken longer than expected as we have had several late entrants. Yet, we believe we are in the final phase of this process and remain optimistic about reaching a successful conclusion as soon as possible,” said Travis C. Mickle, Ph.D., President and Chief Executive Officer of KemPharm. “Looking ahead, once this partnership is finalized, we will focus our full attention in conjunction with our partner to finalize the NDA for KP415, which we believe could likely be filed prior to year-end.”

“Additionally, we continue to work diligently with KVK Tech to prepare for the commercial launch of APADAZ, which remains on track for the second half of 2019,” added Dr. Mickle. “Together with KVK, both the commercial outreach and manufacturing processes are moving forward in parallel. We look forward to reporting our progress in the coming months.”

Q2 2019 Financial Results:

For the quarter ended June 30, 2019, KemPharm’s reported net loss was $9.3 million, or $0.33 per basic and diluted share, compared to a net loss of $10.0 million, or $0.65 per basic share and $0.91 per diluted share for the same period in 2018. Net loss for Q2 2019 was driven primarily by a loss from operations of $7.8 million, and net interest expense and other items of $1.5 million. The loss from operations for Q2 2019 decreased by $6.1 million compared to a loss from operations of $13.9 million in Q2 2018, which was primarily due to decreases of $5.7 million in research and development expenses and $0.4 million in general and administrative expenses, respectively.

As of June 30, 2019, total cash, which is comprised of cash, cash equivalents and restricted cash, was $7.8 million, which was a decrease of $6.2 million as compared to March 31, 2019.

“During the quarter, we took a number of steps to reduce our operating, general and administrative expenses, including an approximate 30% reduction in workforce compared to the end of Q1 2019, with the goal of reducing our cash burn rate while maintaining our research and development capabilities to support our ongoing work with KP415 and KP484, as well as remaining positioned to support the ultimate commercial partner once that process has been completed. Additionally, as the NDA filing approaches, we expect to see the expenditures related to KP415 R&D continue to reduce substantially,” concluded Dr. Mickle.

About KemPharm:

KemPharm is a specialty pharmaceutical company focused on the discovery and development of proprietary prodrugs to treat serious medical conditions through its proprietary LAT™ (Ligand Activated Therapy) technology. KemPharm utilizes its proprietary LAT technology to generate improved prodrug versions of FDA-approved drugs as well as to generate prodrug versions of existing compounds that may have applications for new disease indications. KemPharm’s product pipeline is focused on the high need areas of ADHD, pain and other central nervous system disorders. KemPharm’s co-lead clinical development candidates for the treatment of ADHD, KP415 and KP484, are both based on a prodrug of d-methylphenidate, but have differing duration/effect profiles. In addition, KemPharm has received FDA approval for APADAZ®, an immediate-release combination product containing benzhydrocodone, a prodrug of hydrocodone, and acetaminophen. For more information on KemPharm and its pipeline of prodrug product candidates visit www.kempharm.com or connect with us on Twitter, LinkedIn, Facebook and YouTube.

Caution Concerning Forward Looking Statements:

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. Forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to KemPharm and its current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans. Risks concerning KemPharm’s business are described in detail in KemPharm’s Annual Report on Form 10-K for the year ended December 31, 2018, and KemPharm’s other Periodic and Current Reports filed with the Securities and Exchange Commission. KemPharm is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

KemPharm Contacts:
Jason Rando / Maureen McEnroe Tiberend Strategic Advisors, Inc. 212-375-2665 / 2664 jrando@tiberend.com mmcenroe@tiberend.com

KEMPHARM, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Revenue	$—	$—	$—	$—
Operating expenses:
Research and development	4,803	10,488	13,334	22,125
General and administrative	2,989	3,420	5,827	6,552
Total operating expenses	7,792	13,908	19,161	28,677
Loss from operations	(7,792)	(13,908)	(19,161)	(28,677)
Other (expense) income:
Interest expense related to amortization of debt issuance costs and discount	(305)	(390)	(610)	(780)
Interest expense on principal	(1,232)	(1,419)	(2,461)	(2,861)
Fair value adjustment related to derivative and warrant liability	(21)	5,562	432	(4,179)
Interest and other income, net	84	123	235	238
Total other (expense) income	(1,474)	3,876	(2,404)	(7,582)
Loss before income taxes	(9,266)	(10,032)	(21,565)	(36,259)
Income tax benefit	9	39	17	47
Net loss	$(9,257)	$(9,993)	$(21,548)	$(36,212)

Net loss per share:
Basic	$(0.33)	$(0.65)	$(0.78)	$(2.41)
Diluted	$(0.33)	$(0.91)	(0.78)	(2.41)

Weighted average number of shares of common stock outstanding:	28,386,119	15,317,536	27,548,657	15,056,161
Basic	28,386,119	16,548,751	27,548,657	15,056,161
Diluted

KEMPHARM, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and par value amounts)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,308	$18,409
Marketable securities	—	3,260
Prepaid expenses and other current assets	1,332	2,052
Total current assets	8,640	23,721
Property and equipment, net	1,613	1,753
Operating lease right-of-use assets	1,718	—
Restricted cash	490	710
Other long-term assets	548	562
Total assets	$13,009	$26,746

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued expenses	$7,862	$8,342
Current portion of convertible notes	6,497	3,333
Current portion of capital lease obligation	—	214
Current portion of operating lease liabilities	394	—
Other current liabilities	222	115
Total current liabilities	14,975	12,004
Convertible notes, less current portion, net	75,551	78,105
Derivative and warrant liability	1,686	2,118
Capital lease obligation, less current portion	—	396
Operating lease liabilities, less current portion	2,048	—
Other long-term liabilities	296	689
Total liabilities	94,556	93,312

Stockholders' deficit:
Preferred stock:
Series A convertible preferred stock, $0.0001 par value, 9,578 shares authorized, 9,577 shares issued and 3,337 shares outstanding as of June 30, 2019 (unaudited) and December 31, 2018	—	—
Undesignated preferred stock, $0.0001 par value, 9,990,422 shares authorized, no shares issued or outstanding as of June 30, 2019 (unaudited) and December 31, 2018	—	—
Common stock, $0.0001 par value, 250,000,000 shares authorized, 28,858,543 shares issued and outstanding as of June 30, 2019 (unaudited); 26,455,352 shares issued and outstanding as of December 31, 2018	3	3
Additional paid-in capital	161,190	154,623
Accumulated deficit	(242,740)	(221,192)
Total stockholders' deficit	(81,547)	(66,566)
Total liabilities and stockholders' deficit	$13,009	$26,746